Exhibit 15.1

May 1, 2020

Securities and Exchange Commission

Washington, D.C. 20249

Ladies and Gentlemen,

We were previously principal accountants for Betterware de Mexico, S.A.P.I. de C.V. (formerly Betterware de Mexico, S.A. de C.V.) (Commission File Number 333-234692) and, under the date of September 27, 2019, we reported on the combined financial statements of Betterware de Mexico, S.A.P.I. de C.V and BLSM Latino América Servicios, S.A. de C.V. (collectively, the Group) as of and for the years ended December 31, 2018 and 2017. On December 23, 2019, we were dismissed.

We have read a copy of the disclosures in Item 16F of the 2019 annual report on Form 20-F and we agree with such statements, except that we are not in a position to agree or disagree with respect to the statements in the first paragraph as to the resolution to change accountants or the appointment of the successor auditor or to any of the statements in the fourth paragraph, with respect to consultations made with the successor auditor.

Very truly yours,

/s/ KPMG Cárdenas Dosal, S.C.
Member firm of KPMG International Coperative